                                                                    EXHIBIT 10.1


                              EMPLOYMENT AGREEMENT

THIS AGREEMENT, made as of this 14th day of October 2005, effective as of January 18, 2005, by and between BEIJING MED-PHARM CORPORATION, a Delaware corporation ("BMP"), and David Gao (the "Executive").

WHEREAS, BMP desires to continue the Executive's employment as President and Chief Executive Officer, and the Executive desires to continue such employment with BMP, upon the terms and conditions set forth in this Agreement.

WHEREAS, this Agreement will formalize the terms and conditions governing the Executive's employment with BMP and the termination of that employment.

NOW, THEREFORE, the parties hereto agree as follows:

                             PART ONE - DEFINITIONS

For purposes of this Agreement, the following definitions shall be in effect:

1. "Agreement" means this Employment Agreement, as the same may, from time to time, be amended in accordance with the provisions hereof.

2. "Board" means BMP's Board of Directors.

3. "Change in Control" means a change in the ownership or control of BMP effected through any of the following transactions:

(i) a merger, consolidation or other reorganization approved by BMP's stockholders, unless securities representing more than fifty percent (50%) of the total combined voting power of the voting securities of the successor corporation are immediately thereafter beneficially owned, directly or indirectly and in substantially the same proportion, by the persons who beneficially owned BMP's outstanding voting securities immediately prior to such transaction,

(ii) a stockholder-approved sale, transfer or other disposition of all or substantially all of BMP's assets,

(iii) the closing of any transaction or series of related transactions pursuant to which any person or any group of persons comprising a "group" within the meaning of Rule 13d-5(b)(1) of the 1934 Act (other than BMP or a person that, prior to such transaction or series of related transactions, directly or indirectly controls, is controlled by or is under common control with, BMP) becomes directly or indirectly the beneficial owner (within the meaning of Rule 13d-3 of the 1934 Act) of securities possessing (or convertible into or exercisable for securities possessing) more than fifty percent (50%) of the total combined voting power of BMP's securities (as measured in terms of the power to vote with respect to the election of Board members) outstanding immediately after the consummation of such transaction or series of related transactions, whether such
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                                                                    EXHIBIT 10.1


transaction involves a direct issuance from BMP or the acquisition of outstanding securities held by one or more of BMP's existing stockholders, or

(iv) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.

However, the term Change of Control shall NOT include either of the following events undertaken at the election of BMP:

a. any transaction, the sole purpose of which is to change the state in which BMP is incorporated; or

b. a transaction, the result of which is to sell all or substantially all of the assets of BMP to another corporation (the "surviving corporation") provided that the surviving corporation is owned directly or indirectly by the shareholders of BMP immediately following such transaction in substantially the same proportions as their ownership of BMP's common stock immediately preceding such transaction.

4. "Change in Control Severance Benefits" means the various payments and benefits to which the Executive may become entitled to under Paragraph 14 of Part Four of this Agreement upon his Involuntary Termination in connection with a Change in Control.

5. "Code" means the Internal Revenue Code of 1986, as amended.

6. "Competing Organization" means any person or legal entity engaged in, about to engage in, or intending to engage in, the business of providing services to foreign and/or domestic pharmaceutical companies, specifically: drug distribution; physician-oriented drug promotion; product registration; clinical trial management; and pre-market entry analyses.

7. "Competing Service" means any service of any person or legal entity other than BMP, or a parent, subsidiary or affiliate of BMP, in existence or under development, which during the term of this Agreement, competes with or is an alternative to any present or planned future service of BMP, whether or not actively marketed by BMP.

8. "Customer" means any individual, firm, partnership, corporation, company, joint venture or governmental or military unit or any other entity or any parent, subsidiary or affiliate of any of them which is negotiating or has a contract with BMP or a parent, subsidiary or affiliate of BMP for the purchase, sale or lease of BMP's or a parent's, subsidiary's or affiliate's services or which has been solicited by BMP or a parent, subsidiary or affiliate of BMP with respect to such purchase or lease during the Executive's employment with BMP.


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                                                                    EXHIBIT 10.1


9. "Disability" means a physical or mental disability which renders it impracticable for the Executive to continue to perform his duties under this Agreement, whether with or without reasonable accommodation. The Executive shall be deemed to have incurred such disability if (i) a physician selected by BMP and reasonably satisfactory to the Executive advises BMP that the Executive's physical or mental condition will render him unable to perform his duties under this Agreement for a period of six (6) consecutive months, or (ii) due to a physical or mental condition the Executive has not substantially performed the material duties required of him hereunder for eighty percent (80%) or more of the normal working days during a period of six (6) consecutive months.

10. "Employment Period" means the duration of the Executive's employment with BMP pursuant to the terms of this Agreement.

11. "Involuntary Termination" means (i) BMP's termination of the Executive's employment for any reason other than a Termination for Cause, (ii) the termination of the Executive's employment by reason of his death or Disability, or (iii) the Executive's voluntary resignation within thirty (30) days following
(A) a material reduction in the scope of his duties and responsibilities, (B) a change in his level of reporting so that he no longer directly reports to the Board, (C) a reduction in the annual rate of his base salary by more than fifteen percent (15%), (D) a relocation of his principal place of employment by more than fifty (50) miles, or (E) a material breach by BMP of any of its obligations under this Agreement and the failure of BMP to cure such breach within thirty (30) days after receipt of written notice from the Executive in which the actions or omissions constituting such material breach are specified.

A greater than fifteen percent (15%) aggregate reduction in the Executive's base salary shall NOT constitute grounds for an Involuntary Termination under clause
(C) above if substantially all of the other executive officers of BMP are subject to the same aggregate reduction to their base salary.

12. "1934 Act" means the Securities Exchange Act of 1934, as amended.

13. "Option" means any option granted to the Executive under the Plan or otherwise to purchase shares of common stock which is outstanding at the time of
(i) a Change in Control or (ii) his Involuntary Termination, whether or not in connection with a Change in Control.

14. "Plan" means (i) BMP's 2004 Stock Incentive Plan, as subsequently amended or restated from time to time, and (ii) any other stock incentive plan established or implemented by BMP.

15. "Termination for Cause" means the termination of the Executive's employment for any of the following reasons: (i) the Executive's conviction of a felony or his commission of any act of personal dishonesty involving the property or assets of BMP, (ii) a material breach by the Executive of one or more of his obligations under this Agreement or his Proprietary Information and Inventions Agreement with BMP, (iii) any intentional misconduct by the Executive which has a material adverse effect upon BMP's


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                                                                    EXHIBIT 10.1


business or reputation, (iv) the Executive's material dereliction of the major duties, functions and responsibilities of his executive position, (v) a material breach by the Executive of any of his fiduciary obligations as an officer of BMP, or (vi) the Executive's willful and knowing participation in the preparation or release of false or materially misleading financial statements relating to the false or erroneous certification required of him under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of BMP's common stock are at the time listed for trading.

                  PART TWO - TERMS AND CONDITIONS OF EMPLOYMENT

1. Duties and Responsibilities.

A. The Executive shall continue to serve as the President and Chief Executive Officer of BMP and shall in such capacity report to the Board. As the President and Chief Executive Officer, the Executive shall have primary responsibility for the formulation, implementation and execution of strategic policies relating to BMP's business operations, financial objectives and market growth and shall accordingly have overall responsibility for the formulation of the business plan for each fiscal year to be submitted for Board approval.

B. In addition to the duties and responsibilities specified in Paragraph 1.A., the Executive shall continue to make business trips to the People's Republic of China as required by the Board to assist Beijing Med-Pharm Marketing Calculating Co. Ltd. ("BMP China") with various activities including, but not limited to, directing marketing operations and meeting with distributors.

C. During the employment period specified in Paragraph 2, the Executive agrees that he will: (i) serve BMP faithfully, diligently and to the best of his ability under the direction of the Board, (ii) devote his best efforts and his entire working time, attention and energy to the performance of his duties hereunder and to promoting and furthering the interests of BMP, and (iii) not, without the prior written approval of the Board, become associated with or engaged in, any business other than that of BMP, and he will do nothing inconsistent with his duties to BMP.

2. Employment Period. The Executive's employment with BMP shall be governed by the provisions of this Agreement for the period commencing January 18, 2005, and continuing through January 17, 2006. However, the term of the Executive's employment pursuant to the terms of this Agreement shall automatically be extended for successive one-year periods thereafter, unless either BMP or the Executive elects, by written notice delivered to the other not later than sixty
(60) days prior to the start of any such one-year period, not to renew the term of this Agreement. This Agreement may also be terminated at any time in accordance with the termination of employment provisions set forth in Paragraph 10.

3. Cash Compensation.

A. For all services to be rendered by the Executive under this Agreement (excluding services as an officer, director and member of any committee) and such duties as the


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                                                                    EXHIBIT 10.1


Board may assign him in accordance with Paragraph 1.A. and Paragraph 1.B., BMP agrees to pay the Executive a base salary of $250,000 per annum, payable at such times as is customary for salaried employees of BMP and in accordance with the normal payroll practices of BMP.

B. For each fiscal year of BMP during the Employment Period, beginning with the fiscal year commencing January 1, 2005, the Executive shall be entitled to receive a cash bonus in an amount determined by the Board.

C. BMP shall deduct and withhold from the compensation payable to the Executive hereunder any and all applicable federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by BMP under applicable statutes, regulations, ordinances or orders governing or requiring the withholding or deduction of amounts otherwise payable as compensation or wages to employees.

4. Equity Compensation.

A. The Executive has received a series of Options over his period of employment to date with BMP. Each of those Options shall vest and become exercisable for the shares of common stock subject to that Option in accordance with the applicable vesting schedule currently in effect for each such Option.

B. The Executive shall be eligible to receive one or more additional Option grants during the Employment Period, as the Board may deem appropriate in order to provide him with sufficient equity incentive for his position.

C. The shares of common stock subject to the Options summarized in Paragraph 4.A., together with each additional Option which the Executive may subsequently receive over the remainder of the Employment Period, shall be subject to the applicable vesting acceleration provisions of either Paragraph 12 or Paragraph 14 should an Involuntary Termination of his employment occur during the Employment Period.

5. Expense Reimbursement. BMP shall reimburse the Executive for reasonable out-of-pocket expenses incurred in connection with BMP's and/or BMP China's business, including travel expenses, food and lodging while away from home, subject to such polices as BMP may from time to time reasonably establish for its employees and subject to substantiation of expenses as required under applicable federal and state tax laws and regulations.

6. Fringe Benefits.

A. The Executive shall, throughout the Employment Period, be eligible to participate in all pension, profit-sharing and fringe benefit plans, such as group term life insurance plans, group health plans, accidental death and dismemberment plans, short-term and long-term disability programs, and any other benefit programs which are made available to BMP's executives and for which the Executive qualifies.


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                                                                    EXHIBIT 10.1


B. BMP shall cause BMP China to arrange for the Executive's use of an automobile while the Executive is working on BMP and/or BMP China business in the People's Republic of China.

C. The Executive shall be entitled to receive four (4) weeks of paid vacation each year, which shall be taken at such time or times as will not unreasonably hinder or interfere with BMP business or operations. Vacation time may be accrued from year to year in accordance with BMP's general vacation policy.

D. BMP will obtain and maintain at all times directors' and officers' liability insurance for Executive, so long as such insurance can be obtained on terms acceptable to the Board.

7. Indemnification. BMP agrees to defend the Executive and shall indemnify and hold harmless the Executive to the fullest extent permitted by law from any and all liability, costs and expenses which may be assessed against the Executive by reason of the performance of his responsibilities and duties under the terms of this Agreement, provided such liability does not result from the willful misconduct or gross negligence of the Executive.

8. Proprietary Information.

A. The Executive hereby acknowledges that BMP and/or BMP China may, from time to time during the Employment Period, disclose to the Executive confidential information pertaining to BMP's and/or BMP China's business, strategic plans, technology or financial affairs. All information, data and know-how, whether or not in writing, of a private or confidential nature concerning BMP's and/or BMP China's trade secrets, inventions, processes, systems, designs, drawings, product innovations and developments, engineering, marketing strategies and future marketing plans, customer lists, prospective customers, finances and financial reports, employee information and other organizational information (collectively, "Proprietary Information") is and shall remain the sole and exclusive property of BMP and/or BMP China and shall not be used or disclosed by the Executive except to the extent necessary to perform his duties and responsibilities under this Agreement. All tangible manifestations of such Proprietary Information (whether written, printed or otherwise reproduced) shall be returned by the Executive upon the termination of the Employment Period, and the Executive shall not retain any copies or excerpts of the returned items. The foregoing restrictions on the use, disclosure and disposition of BMP's and/or BMP China's Proprietary Information shall also apply to the Executive's use, disclosure and disposition of any confidential information relating to the business, technology or financial affairs of BMP's and/or BMP China's customers.

B. The Executive shall, concurrently with the execution of this Agreement, execute and deliver to BMP a copy of the BMP standard form Proprietary Information and Inventions Agreement and shall remain subject to the terms and provisions of that agreement throughout the Employment Period and for such period thereafter as provided pursuant to the terms of that agreement.


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                                                                    EXHIBIT 10.1


9. Death or Disability. Upon the Executive's death or Disability during the Employment Period, the employment relationship created pursuant to this Agreement shall immediately terminate, and BMP shall pay the Executive or his estate: (i) any unpaid base salary earned under Paragraph 3.A. for services rendered through the date of death or Disability, (ii) the dollar value of all accrued and unused vacation benefits based upon the Executive's most recent level of base salary, and (iii) any bonus actually earned pursuant to Paragraph 3.B. for one or more fiscal years but not previously paid to the Executive at the time of his death or Disability. In addition, the Executive shall be entitled to the payments and benefits provided under Part Three or Part Four of this Agreement, to the extent applicable.

10. Termination of Employment.

A. BMP may terminate the Executive's employment under this Agreement at any time for any reason, with or without cause, by giving at least sixty (60) days prior written notice of such termination to the Executive. If such termination notice is given to the Executive, BMP may, if it so desires, immediately relieve the Executive of some or all of his duties. However, during any such notice period, the Executive shall continue to be entitled to his regular compensation and benefits hereunder.

B. The Executive may terminate his employment under this Agreement at any time by giving BMP at least sixty (60) days prior written notice of such termination.

C. BMP may, at any time, upon written notice discharge the Executive from employment under this Agreement pursuant to a Termination for Cause. Such termination will be effective immediately upon such notice.

D. Upon the termination of the Executive's employment for any reason (other than Termination for Cause), during the Employment Period, the Executive shall be paid (i) any unpaid base salary earned under Paragraph 3.A. for services rendered through the date of such termination, (ii) the dollar value of all accrued and unused vacation benefits based upon the Executive's most recent level of base salary, and (iii) any bonus amount actually earned pursuant to paragraph 3.B. for one or more fiscal years but not previously paid to the Executive at the time of such termination of employment. In addition, the Executive shall be entitled to the payments and benefits provided under Part Three or Part Four of this Agreement, to the extent applicable.

E. If the Executive's employment is terminated by reason of a Termination for Cause or should the Executive voluntarily resign (other than for a reason which qualifies as grounds for an Involuntary Termination), then the following provisions shall apply:

(i) BMP shall only be required to pay the Executive (a) any unpaid base salary earned under Paragraph 3.A. for services rendered through the date of such termination, (b) the dollar value of all accrued and unused vacation benefits based upon the Executive's most recent level of base salary, and (c) any bonus amount actually earned pursuant to Paragraph 3.B. for one or more fiscal years but not previously paid to the Executive at the time of such termination of employment.


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                                                                    EXHIBIT 10.1


(ii) All vesting in the Executive's outstanding Options shall cease at the time of such termination or resignation, and the Executive shall have until the termination of each such Option (as determined in accordance with the applicable stock option agreement) in which to exercise that Option for any shares for which that Option is vested at the time of to the extent of the Executive's termination or resignation.

(iii) The Executive shall not be entitled to any payments or benefits under Part Three or Part Four of this Agreement.

                     PART THREE - NORMAL SEVERANCE BENEFITS

11. Entitlement.

A. Should the Executive's employment with BMP terminate during the Employment Period by reason of an Involuntary Termination in the absence of a Change in Control or more than twelve (12) months after a Change in Control event, the Executive shall be entitled to receive the severance benefits provided under this Part Three. Those benefits shall be subject to the Executive's compliance with the restrictive covenants of Part Six of this Agreement, and shall in all cases be in lieu of any other severance benefits to which the Executive might otherwise be entitled by reason of his termination of employment under such circumstances.

B. In addition, the Executive's entitlement to any severance benefits under this Part Three shall be subject to the Executive's execution and delivery to BMP of a general release which becomes effective in accordance with applicable law and pursuant to which the Executive releases BMP and its officers, directors, employees and agents from any and all claims the Executive may otherwise have with respect to the terms and conditions of his employment with BMP and the termination of that employment. In no event, however, shall such release cover any claims, causes of action, suits, demands or other obligations or liabilities relating to any payments or benefits to which the Executive is or becomes entitled pursuant to the provisions of this Agreement.

12. Severance Benefits. The severance benefits payable to the Executive under this Part Three shall consist of the following:

(a) Salary Continuation Payment. The Executive shall receive his base salary, at the monthly rate in effect for him under Paragraph 3.A. at the time of his Involuntary Termination, for a period of twelve (12) months in equal installments in accordance with BMP's normal payroll practices, Subject to the deferral restrictions of Paragraph 19, the first such payment shall be made not later than the first pay day following the Executive's Involuntary Termination. Each such salary continuation payment shall be subject to all applicable withholding requirements as set forth in Paragraph 3.C.

(b) Option Acceleration. Each Option outstanding at the time of such Involuntary Termination, to the extent not otherwise vested and exercisable for all the shares at the time subject to that Option, will immediately vest and become exercisable for all those option shares and may be exercised for any or all of those shares as fully vested shares


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                                                                    EXHIBIT 10.1


until the termination of that Option in accordance with the applicable stock option agreement.

                PART FOUR - CHANGE IN CONTROL SEVERANCE BENEFITS

13. Entitlement.

A. Should an Involuntary Termination occur within twelve (12) months after a Change in Control event, the Executive shall be entitled to receive the severance benefits provided under this Part Four. Those benefits shall be subject to the Executive's compliance with the restrictive covenants of Part Six of this Agreement and shall in all cases be in lieu of any other severance benefits to which the Executive might otherwise be entitled by reason of his termination of employment under such circumstances.

B. In addition, the Executive's entitlement to any severance benefits under this Part Four shall be subject to the Executive's execution and delivery to BMP of a general release which becomes effective in accordance with applicable law and pursuant to which the Executive releases BMP and its officers, directors, employees and agents from any and all claims the Executive may otherwise have with respect to the terms and conditions of his employment with BMP and the termination of that employment. In no event, however, shall such release cover any claims, causes of action, suits, demands or other obligations or liabilities relating to any payments or benefits to which the Executive is or becomes entitled pursuant to the provisions of this Agreement.

14. Change in Control Severance Benefits. The Change in Control Severance Benefits to which the Executive shall receive under this Part Four shall consist of the following payments and benefits:

(a) Salary Continuation Payments. The Executive shall receive his base salary, at the monthly rate in effect for him under Paragraph 3.A. at the time of his Involuntary Termination, for a period of eighteen (18) months in accordance with BMP's normal payroll practices, Subject to the deferral restrictions of Paragraph 19, the first such payment shall be made not later than the first payroll date following the Executive's Involuntary Termination. Each such salary continuation payment shall be subject to all applicable withholding requirements as set forth in Paragraph 3.C. However, these payments, together with the benefits provided pursuant to Paragraph 14(b), shall be subject to the benefit limitation provisions of Part Five of this Agreement.

(b) Option Acceleration. Each Option outstanding at the time of such Involuntary Termination, to the extent not otherwise vested and exercisable for all the shares at the time subject to that Option, will immediately vest and become exercisable for all those option shares and may be exercised for any or all of those shares as fully vested shares until the termination of that Option in accordance with the applicable stock option agreement.

In no event shall the Executive be entitled to payments and benefits under both Part Three and Part Four of this Agreement.


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                                                                    EXHIBIT 10.1


                       PART FIVE - LIMITATION ON BENEFITS

15. Benefit Limit. The benefit limitations of this Part Five shall be applicable in the event the Executive receives any benefits under this Agreement which are deemed to constitute parachute payments under Code Section 280G.

In the event that any payments to which the Executive becomes entitled in accordance with the provisions of this Agreement would otherwise constitute a parachute payment under Code Section 280G, then such payments will be subject to reduction to the extent necessary to assure that the Executive receives only the greater of (i) the amount of those payments which would not constitute such a parachute payment or (ii) the amount which yields the Executive the greatest after-tax amount of benefits after taking into account any excise tax imposed under Code Section 4999 on the payments provided to the Executive under this Agreement (or any other benefits to which the Executive may become entitled in connection with any change in control or ownership of BMP or the subsequent termination of his employment with BMP).

Should a reduction in benefits be required to satisfy the benefit limit of this Paragraph 15, then the salary continuation payments shall accordingly be reduced to the extent necessary to comply with such benefit limit. Should such benefit limit still be exceeded following such reduction, then the number of shares which would otherwise be purchasable under the vesting-accelerated portion (if any) of each Option (based on the amount of the parachute payment attributable to such Option under Code Section 280G) shall be reduced to the extent necessary to eliminate such excess.

                        PART SIX - RESTRICTIVE COVENANTS

16. Non-Compete. The Executive agrees that, during the Employment Period and for a period of two (2) years following the date of his termination of employment with BMP, he will not, without the prior written approval of BMP, directly or indirectly, under any circumstances whatsoever, own, manage, operate, engage in, control or participate in the ownership, management, operation or control of, or be connected in any manner, whether as an individual, partner, stockholder, director, officer, principal, agent, employee or consultant, or in any other relation or capacity whatsoever, with any Competing Organization, wherever located, who was a Customer at any time during the period one year prior to the termination of the Executive's employment with BMP, for the purpose of inducing such Customer to purchase or lease a Competing Service. Notwithstanding the foregoing, nothing contained in this Paragraph 16 shall restrict the Executive from making any investment in any company, so long as such investment consists of no more than five percent (5%) of any class of equity securities of a company whose securities are traded on a national securities exchange or in the over-the-counter market.

17. Non-Interference. The Executive agrees that he will not, for a period of two
(2) years following the date of his termination of employment with BMP, directly or indirectly, employ, hire, solicit or, in any manner, encourage any employee of BMP to leave the employ of BMP.


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                                                                    EXHIBIT 10.1


                      PART SEVEN - MISCELLANEOUS PROVISIONS

18. Cessation of Benefits. In the event of a material breach by the Executive of any of his obligations under Paragraph 16 or Paragraph 17 of this Agreement or any of his obligations under his Proprietary Information and Inventions Agreement with BMP, he shall cease to be entitled to any further benefits under Part Three or Part Four of this Agreement, including (without limitation) any subsequent right to exercise any outstanding Options or to receive any further salary payments.

19. Deferred Commencement Date. To the extent (i) any payments to which the Executive becomes entitled under this Agreement in connection with his Involuntary Termination constitute deferred compensation subject to Code Section 409A and (ii) the Executive is deemed at the time of such Involuntary Termination to be a key employee under Code Section 416(i), then such payment or payment shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the date of the Executive's "separation from service" (as such term is at the time defined in Treasury Regulations under Code Section 409A) with BMP (or any successor entity) or (ii) the date of the Executive s death following such separation from service; provided, however, that such deferral shall only be effected to the extent required to avoid adverse tax treatment to the Executive, including (without limitation) the additional twenty percent (20%) tax for which the Executive would otherwise be liable under Code Section 409A(a)(1)(B) in the absence of such deferral. During any period payment or payments to the Executive are deferred pursuant to the foregoing, the Executive shall be entitled to interest on the deferred payment or payments at a per annum rate equal to the highest rate of interest applicable to six (6)-month money market accounts offered by the following institutions:
Citibank N.A., Wells Fargo Bank, N.A. or Bank of America, on the date of such "separation from service". Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period in the absence of this Paragraph 19 shall be paid to the Executive or his beneficiary in one lump sum. Any remaining amounts shall be paid as and when they would otherwise become due under this Agreement.

20. Representations and Warranties of the Executive. The Executive represents and warrants that his employment by BMP does not and will not violate any agreement or instrument to which he is a party or by which he is bound, and the Executive agrees that he will indemnify and hold harmless BMP, its directors, officers and employees against any claims, damages, liabilities and expenses (including reasonable attorneys' fees) which may be incurred, including amounts paid in settlement, by any of them in connection with any claim based upon or related to a breach of the Executive's representations and warranties set forth in this Paragraph 20. In the event of any claim based upon or related to a breach of the Executive's representations and warranties set forth herein, BMP will give prompt written notice thereof to the Executive and the Executive shall have the right to defend such claim with counsel reasonably satisfactory to BMP.

21. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, (i) BMP and its successors and assigns, including


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                                                                    EXHIBIT 10.1


any successor entity by merger, consolidation or transfer of all or substantially all of BMP's assets (whether or not such transaction constitutes a Change in Control), and (ii) the Executive, the personal representative of his estate and his heirs and legatees.

22. Notices. Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed given when personally delivered or sent by overnight courier or certified mail, postage prepaid, return receipt requested, to the respective addresses of the parties hereto as set forth above or to such other address as either party may designate by notice to the other party given as herein provided.

23. Waivers. Any waiver of the performance of the terms or provisions of this Agreement shall be effective only if in writing and signed by the party against whom such waiver is to be enforced. The failure of either party to exercise any of his or its rights under this Agreement or to require the performance of any term or provision of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent a subsequent exercise or enforcement of such rights or be deemed a waiver of any subsequent breach of the same or any other term or provision of this Agreement.

24. Survival of Terms. The terms of this Agreement and the respective obligations of the parties hereto shall survive the termination of the Executive's employment with BMP for as long as any obligation or duty remains outstanding.

25. General Creditor Status. The benefits to which the Executive may become entitled under Part Three or Part Four of this Agreement shall be paid, when due, from BMP's general assets, and no trust fund, escrow arrangement or other segregated account shall be established as a funding vehicle for such payments. Accordingly, the Executive's right (or the right of the executors or administrators of the Executive's estate) to receive such benefits shall at all times be that of a general creditor of BMP and shall have no priority over the claims of other general creditors.

26. Governing Documents. This Agreement, together with (i) the stock option agreements evidencing the Executive's currently outstanding Options and any future Option grants, and (ii) the Proprietary Information and Inventions Agreement, shall constitute the entire agreement and understanding of BMP and the Executive with respect to the terms and conditions of the Executive's employment with BMP and the payment of severance benefits and shall supersede all prior and contemporaneous written or verbal agreements and understandings between the Executive and BMP relating to such subject matter. This Agreement may only be amended by written instrument signed by the Executive and an authorized officer of BMP. Any and all prior agreements, understandings or representations relating to the Executive's employment with BMP, other than the stock option agreements evidencing the Executive's currently outstanding Options, are hereby terminated and cancelled in their entirety and are of no further force or effect.

27. Governing Law. The provisions of this Agreement shall be construed and interpreted under the laws of the State of Delaware, without giving effect to the conflict of laws rules of such state.

                                                                    EXHIBIT 10.1


28. Severability. The provisions of this Agreement shall be severable and if any part of any provision shall be held invalid or unenforceable, or any separate covenant contained in any provision is held to be unduly restrictive and void by a final decision of any court or other tribunal of competent jurisdiction, such part, covenant or provision shall be construed or limited in scope to give it maximum lawful validity, and the remaining provisions of this Agreement shall nonetheless remain in full force and effect.

29. Injunctive Relief. The Executive expressly agrees that the covenants set forth in Paragraph 16 and Paragraph 17 of this Agreement are reasonable and necessary to protect BMP and its legitimate business interests, and to prevent the unauthorized dissemination of Proprietary Information to competitors of BMP. The Executive also agrees that BMP will be irreparably harmed and that damages alone cannot adequately compensate BMP if there is a violation of Paragraph 16 or Paragraph 17 of this Agreement by the Executive, and that, in addition to any rights or remedies BMP may have under Paragraph 18, injunctive relief against the Executive is essential for the protection of BMP. Therefore, in the event of any such breach, it is agreed that, in addition to any other rights or remedies available to BMP, BMP shall be entitled as a matter of right to pursue injunctive relief in any court of competent jurisdiction.

30. Arbitration.

A. Each party agrees that any and all disputes which arise out of or relate to the Executive's employment, the termination of the Executive's employment or the terms of this Agreement shall be resolved through final and binding arbitration. Such arbitration shall be in lieu of any trial before a judge and/or jury, and the Executive and BMP expressly waive all rights to have such disputes resolved through trial before a judge and/or jury. Such disputes shall include, without limitation, claims for breach of contract or of the covenant of good faith and fair dealing, claims of discrimination, claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Executive's employment with BMP or its termination. The only claims not covered by this Agreement to arbitrate disputes are: (i) claims for benefits under the unemployment insurance benefits, (ii) claims for workers' compensation benefits under any of BMP's workers' compensation insurance policy or fund, (iii) claims arising from or relating to the restrictive covenants imposed upon the Executive pursuant to the provisions of Paragraph 16 and Paragraph 17 of this Agreement, and (iv) claims concerning the validity, infringement, ownership, or enforceability of any trade secret, patent right, copyright, trademark or any other intellectual property right, and any claim pursuant to or under any existing confidential/proprietary/trade secrets information and inventions agreement(s) such as, but not limited to, the Proprietary Information and Inventions Agreement. With respect to such disputes, they shall not be subject to arbitration; rather, they will be resolved pursuant to applicable law.

B. Arbitration shall be held in Montgomery County, Pennsylvania and conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association ("AAA Rules"), provided, however, that the arbitrator shall allow the discovery authorized by applicable law in arbitration proceedings,

                                                                    EXHIBIT 10.1


including, but not limited to, discovery available under the applicable state and/or federal arbitration statutes. Also, to the extent that any of the AAA Rules or anything in this arbitration section conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern.

31. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the day and year written above.

                                    BEIJING MED-PHARM CORPORATION

                                    By:     MARTYN GREENACRE
                                       --------------------------------------
                                    Title:  Chairman of the Board
                                          --------------------------------

                                    EXECUTIVE


                                    DAVID GAO
                                    --------------------------------------
                                    DAVID GAO


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